Exhibit 10.74

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of December 11, 2015 (the “Effective Date”) between PhotoMedex, Inc., a Delaware corporation with offices at 100 Lakeside Drive, Suite 100, Horsham, PA 19044 (“PhotoMedex”), and The Lotus Global Group, Inc. dba GlobalMed Technologies Co., a California corporation with offices at 15499 Arnold Drive, Suite A, Glen Ellen, CA 95442-9661 (“GlobalMed”).

WHEREAS, PhotoMedex desires to assign, transfer and sell to GlobalMed all of PhotoMedex’ right, title and interest in and to all tangible and intangible assets used in connection with PhotoMedex’ Omnilux™ product line (collectively, the “Omnilux Products”), including all related intellectual property rights therein and thereto, and GlobalMed desires to purchase the Assets and accept such transfer and assignment.

IT IS AGREED, in consideration of GlobalMed’s payment of the Purchase Price (defined below) and each party’s covenants herein, as follows:

Section 1.              Assignment and Assumption.

1.1           Assignment and Assumption. Effective on the Closing Date (defined below), PhotoMedex hereby sells, transfers, grants, conveys, assigns and relinquishes exclusively to GlobalMed all of PhotoMedex’ right, title and interest in and to the assets set forth in Exhibit A attached hereto (the “Assets”) in perpetuity.

Accordingly, as of the Closing Date, GlobalMed, as owner of the Assets, acquires and succeeds to all of PhotoMedex’ right, title and standing to: (i) receive all rights and benefits pertaining to the Assets, (ii) institute and prosecute all suits and proceedings and take all actions that GlobalMed, in its sole and absolute discretion, deems necessary or advisable to collect, assert or enforce any claim, right or title of any kind in and to the Assets, (iii) defend and compromise any and all such actions, suits or proceedings relating to such assigned rights, title, interest and benefits, and (iv) do all such other acts and things in relation thereto as GlobalMed, in its sole and absolute discretion, deems necessary or advisable.

Effective on the Closing Date, GlobalMed hereby assumes only PhotoMedex’ warranty and maintenance obligations for PhotoMedex’ current installed base of Omnilux Products (collectively, the “Existing Support Obligations”) and will (i) perform all Existing Support Obligations and (ii) indemnify PhotoMedex against any third party claims to the extent arising out of GlobalMed’s failure to fulfill the Existing Support Obligations. Schedule 1.1 attached hereto lists the entire installed base of Omnilux Products worldwide by installation date and exact location.

1.1.1           Purchase Price. GlobalMed will remit a total of US$ 220,000.00 for the Assets (the “Purchase Price”), payable as follows: (i) promptly following the Effective Date, GlobalMed will remit US$ 110,000.00, 50% of the Purchase Price, to PhotoMedex by wire transfer in accordance with instructions provided by PhotoMedex; and (ii) on the Closing Date, GlobalMed will remit the balance of US$ 110,000.00 by wire transfer upon Closing. Until Closing and GlobalMed’s remittance of the full Purchase Price, GlobalMed’s first payment will be fully refundable and will be promptly returned by PhotoMedex to GlobalMed on the termination of this Agreement prior to Closing.

1.1.2           Allocation of the Purchase Price. Each party acknowledges and agrees that the Purchase Price is allocated as follows: (i) $200,000 to inventory, (ii) $10,000 to the covenant not to compete set forth in Section 5.2 below, and (iii) the balance to goodwill. Following the Closing, each party will timely file Form 8594 with the Internal Revenue Service, setting forth this agreed asset allocation.

1.1.3           Closing. The closing of the sale of the Assets (the “Closing”) will take place promptly upon PhotoMedex’ completion of all closing conditions set forth herein or such earlier date as agreed by the parties on GlobalMed’s waiver of any outstanding closing condition (the “Closing Date”). However, GlobalMed, in its sole discretion, may terminate this Agreement prior to Closing if PhotoMedex fails to meet any of its closing conditions and GlobalMed does not waive any such condition. PhotoMedex has no right to terminate this Agreement other than on GlobalMed’s nonpayment of the Purchase Price under Section 1.1.1 above; provided that PhotoMedex will give GlobalMed written notice of nonpayment and an opportunity to cure. All provisions that should survive the Closing (i.e., indemnification, confidentiality) will so survive in accordance with their respective terms.

1.2           No Assumption of Any Other Liabilities. Except for the Existing Support Obligations, GlobalMed will not assume any of PhotoMedex’ other liabilities relating to the Assets or any liabilities of any other product lines or business of PhotoMedex and/or any of its affiliates of any nature, whether known or unknown, absolute or contingent. Further to Section 3.2 below, PhotoMedex will indemnify, defend and hold harmless GlobalMed from and against any and all such liabilities.

1.3           Limited License Back to PhotoMedex. Effective on Closing but subject to the conditions set forth in the next paragraph, GlobalMed hereby grants to PhotoMedex a limited, exclusive, worldwide, assignable, transferable and sub-licensable, and fully-paid and royalty-free license to use, reproduce, distribute, modify and create derivative works from the Technical Information and Proprietary Rights (each as defined on Exhibit A) and to make, have made, offer for sale, sell (either directly or indirectly through distributors, resellers or other distribution channels), import or otherwise dispose of any products created from or embodying any of such Technical Information and/or Proprietary Rights solely and exclusively: (i) in PhotoMedex’s direct sale of skin care products to consumers and (ii) in the development and exploitation of a helmet for military use to protect against brain and nervous system injuries under an existing contract with the US military.

PhotoMedex’s license rights above are expressly subject to the following restrictions:

(i)	PhotoMedex’s license under GlobalMed’s Proprietary Rights expressly excludes any right to use or exploit any trademark, service mark, logo or tradename purchased by GlobalMed hereunder; specifically, PhotoMedex may not use any Omnilux tradename, trademark, service mark or logo in any way in the exercise of such rights nor will PhotoMedex attempt to register any logos, marks or tradenames similar to Omnilux;

(ii)	PhotoMedex may only transfer, assign and/or sublicense any of its license rights hereunder to a third party with GlobalMed’s prior written consent;

(iii)	PhotoMedex’ license to use GlobalMed’s Technical Information and Proprietary Rights will continue in perpetuity with respect to its development of military applications based on the helmet described above; GlobalMed reserves the right to terminate PhotoMedex’ license to use GlobalMed’s Technical Information and Proprietary Rights in the direct sale of skin care products to consumers if PhotoMedex fails to develop a viable market for such products by the fifth anniversary of the Closing as reasonably determined by GlobalMed; and

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(iv)	if PhotoMedex develops any new technology from the Technical Information or Proprietary Rights in the exercise of its license rights hereunder and the exploitation of such technology is not expressly prohibited by the U.S. military or owned outright by the U.S. military, PhotoMedex will promptly notify GlobalMed and, if such technology has any application to or for the Omnilux Products and/or GlobalMed’s current product line as reasonably determined by GlobalMed, PhotoMedex will: (a) grant GlobalMed a nonexclusive, worldwide, assignable, transferable and sub-licensable, perpetual and irrevocable, and fully-paid and royalty-free license to use, reproduce, distribute, modify and create derivative works from the Technical Information and Proprietary Rights and to make, have made, offer for sale, sell (either directly or indirectly through distributors, resellers or other distribution channels), import or otherwise dispose of any products created from or embodying any such new technology, and (b) deliver all documentation, code and all other materials or information necessary or useful for GlobalMed to exercise such license rights.

1.4           FDA/CE Approval and/or Certification. For 180 days from the Closing Date or, if later, the date by which GlobalMed has all necessary registrations, approvals and certifications from the U.S. Food and Drug Administration (“FDA”), from DEKRA, attesting to compliance with application European Union legislation, and from ISO to manufacture, market and sell the Omnilux Products, (i) PhotoMedex will designate GlobalMed as PhotoMedex’ sole distributor of record for purposes of FDA approvals and registrations, CE markings and ISO certification for all Omnilux Products, (ii) PhotoMedex or its affiliate, PhotoTherapeutics Ltd., will remain the manufacturer of record of all Omnilux Products for all regulatory requirements and import/export requirements, including on all Omnilux Product labeling and packaging, and (ii) if a governmental entity recalls any Omnilux Product or subjects any Omnilux Product to corrective action due to any pre-Closing events, acts or omissions, PhotoMedex will reimburse GlobalMed for all costs incurred by GlobalMed in implementing that recall or corrective action and complying with the requirements thereof.

Section 2.              Representations and Warranties.

A.	PhotoMedex represents and warrants each of the following to GlobalMed:

2.1           Corporate Organization. PhotoMedex is a corporation duly organized, existing and in good standing under the laws of the State of Delaware. PhotoMedex has the requisite power and authority to enter into and to satisfy all its obligations under this Agreement. The execution and delivery by PhotoMedex of this Agreement, the performance by PhotoMedex of its obligations hereunder and the consummation by PhotoMedex of the transactions contemplated hereby have been duly authorized by all necessary corporate action. PhotoMedex is not required by law or its organizational documents to obtain shareholder approval of this Agreement or the sale of Assets contemplated hereunder. This Agreement constitutes a valid and binding obligation, enforceable in accordance with its terms, and when executed and delivered, will constitute a valid and binding obligation of PhotoMedex, enforceable against PhotoMedex in accordance with its terms.

2.2           Title to Assets: Sufficiency of Assets. PhotoMedex owns and has good and marketable title to, and has the unqualified right to transfer, all the Assets. The Assets will be sold and conveyed to GlobalMed free and clear of all liens, creditor claims, security interests, pledges, conditional sales agreements, leases, charges and encumbrances of any kind or nature. Except as set forth on Schedule 2.2 attached hereto, PhotoMedex does not have any liabilities, obligations or commitments of any nature (whether known or unknown, absolute, accrued, contingent, liquidated or otherwise) with respect to the Assets, including any liabilities secured by any of the Assets. After giving effect to the sale, assignment and transfer of the Assets to GlobalMed pursuant to this Agreement, GlobalMed will be the sole owner of the Assets, free of all obligations to pay any monies to any person. PhotoMedex’ sale of the Assets to GlobalMed will not constitute a bulk sale under Pennsylvania or New York law.

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Further, (i) the Assets constitute, in the aggregate, all of the property necessary for GlobalMed’s manufacture and sale of Omnilux Products in the manner and to the extent currently conducted by PhotoMedex, (ii) other than the Assets, PhotoMedex does not own any other tangible or intangible assets that constitute Omnilux Products or any part thereof or are necessary for the manufacture and commercial distribution thereof, and (ii) the Assets currently in use and/or necessary for the manufacture of the Omnilux Products are in good operating condition, normal wear and tear excepted. PhotoMedex knows of no communication, fact, event or action that has occurred prior to the Effective Date or the Closing Date that would indicate that any customer, user, vendor, service provider or other third party that is material to the exploitation of the Assets intends to terminate any of its agreements or its business relationship with PhotoMedex or to significantly reduce the amount of business it does with PhotoMedex.

2.3           No Default. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in, whether at present or with the giving of notice and/or the passage of time, a material violation, breach or default under: (1) any agreement, contract, covenant, lease, mortgage or other instrument to which PhotoMedex is a party or by which it is, or the Assets are, bound; (2) any judgment, order, decree or other legal, judicial or governmental requirement or mandate by which PhotoMedex is, or the Assets are, bound; or (3) PhotoMedex’ Certificate of Incorporation or Bylaws.

2.4           No Litigation. There are no proceedings, claims, actions or legal proceedings pending or threatened against any of the Omnilux Products or other Assets or against PhotoMedex that in any way relate to, involve or impact the Assets.

2.5           No Consents. Except as set forth on Schedule 2.5, no consent, approval or authorization of, or declaration, filing or registration with, any person or entity, including any government agency, is required for the execution, delivery and performance by PhotoMedex of this Agreement and for the consummation by PhotoMedex of the transactions contemplated hereby.

2.6           Intellectual Property Rights; No Infringement. For purposes of this Agreement and Exhibit A. “Proprietary Rights” means all intellectual property and proprietary rights owned by PhotoMedex in or pertaining to the Assets and/or utilized by PhotoMedex in connection with the Omnilux Products and other Assets; Exhibit A contains a complete list of all PhotoMedex’ Proprietary Rights in existence as of the Effective Date. PhotoMedex owns all right, title and interest in and to all the Proprietary Rights without any competing or superior third party claims; to the best of PhotoMedex’ knowledge, no person or entity has infringed on, misappropriated or violated any of PhotoMedex’ Proprietary Rights or is currently doing any of the foregoing.

PhotoMedex has not infringed, misappropriated or otherwise violated or made unlawful use of any intellectual property right of any other person with respect to the Assets. The operations of PhotoMedex with respect to the Assets, including the use, development, marketing, distribution, provision, maintenance and support of any Omnilux Product, do not currently infringe, violate or make unlawful use of any intellectual property right of any other person.

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Each and every person or entity that has created or developed any of PhotoMedex’ Proprietary Rights has executed a written assignment transferring all intellectual property rights therein and thereto to PhotoMedex and copies of such assignments, which constitute Assets, will be delivered by PhotoMedex to GlobalMed on or before Closing. None of the Assets and none of the Proprietary Rights therein and thereto are licensed to PhotoMedex by any third party.

2.7           Information Security. PhotoMedex has complied at all times and in all material respects with all of its privacy policies and with all applicable legal requirements pertaining to privacy, user data and/or personal data, including personal health information, in connection with the Assets.

2.8           No Omission of Material Facts. None of the representations and warranties of PhotoMedex in this Section 2 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.9           No Bankruptcy. (i) PhotoMedex is not presently insolvent or involved in or a party to any insolvency or bankruptcy proceeding, whether federal, state or foreign, (ii) PhotoMedex has not applied for the appointment of a trustee, receiver, liquidator or other similar official and (iii) PhotoMedex does not anticipate instituting a voluntary bankruptcy or becoming subject to an involuntary bankruptcy proceeding within the next 180 days.

2.10         Taxes. All tax returns required to be filed by or on behalf of PhotoMedex with respect to the Assets or any of them have been duly and timely filed, and all such tax returns are true, complete and correct. All taxes owed by or with respect to PhotoMedex (whether or not shown on any tax return) or for which PhotoMedex could be liable with respect to the Assets, including all sales, use and value added taxes, in whole or in part, have been paid. There are no tax liens upon any of the Assets, and, as of the Effective Date, there is no basis upon which any governmental agency could impose a tax lien on any of the Assets. PhotoMedex has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, contractor, creditor, stockholder or any other third party. PhotoMedex has properly charged, collected and paid all applicable sales, use, value added and other similar taxes with respect to the Assets.

2.11         Legal Compliance. PhotoMedex is and has been in compliance in all material respects with all laws, statutes and regulations promulgated by any U.S. or foreign governmental body and all judgments applicable to the ownership or operation of the Assets. PhotoMedex has not received any notice of any alleged violation (whether past or present and whether remedied or not) nor is PhotoMedex aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or judgment. There is no law, statute or regulation promulgated by any governmental body or any judgment that materially and adversely affects or is reasonably expected to materially and adversely affect the ability of GlobalMed to own and exploit the Assets.

B.	GlobalMed makes the following representations and warranties to PhotoMedex:

GlobalMed is a corporation duly organized, existing and in good standing under the laws of the State of California. GlobalMed has the requisite power and authority to enter into and to satisfy all its obligations under this Agreement. The execution and delivery by GlobalMed of this Agreement, the performance by GlobalMed of its obligations hereunder and the consummation by GlobalMed of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation, enforceable in accordance with its terms, and when executed and delivered, will constitute a valid and binding obligation of GlobalMed, enforceable against GlobalMed in accordance with its terms.

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Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or result in, whether at present or with the giving of notice and/or the passage of time, a material violation, breach or default under: (1) any agreement, contract, covenant, lease, mortgage or other instrument to which GlobalMed is a party or by which it is bound; (2) any judgment, order, decree or other legal, judicial or governmental requirement or mandate by which GlobalMed is bound; or (3) GlobalMed’s Certificate of Incorporation or Bylaws.

Section 3.              Survival of Representations; Indemnification.

3.1           Survival of Warranties. Except in the case of PhotoMedex’ fraud, intentional misrepresentation and/or willful misconduct, (i) all representations and warranties in this Agreement will expire one year from the Closing Date and (ii) claims for indemnification brought under this Section 3 will be the sole and exclusive remedy of any Indemnitee (defined below) for monetary damages from and after the Closing with respect to this Agreement. However, nothing contained in this Agreement will limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

3.2           Indemnification by PhotoMedex. On GlobalMed’s demand, PhotoMedex will indemnify, defend and hold harmless GlobalMed, its present and future shareholders, officers, directors, employees, agents and representatives, and their respective successors and assigns (“Indemnitees”) from and against any and all claims, causes of action, suits, liabilities, damages, taxes and expenses (including actual attorneys’ fees and costs reasonably incurred in defending any such actions or to recover such losses) (“Losses”) that are made against or sustained by any Indemnitee that arise, directly or indirectly, from: (i) any breach, default or violation by PhotoMedex of any covenant, obligation, representation or warranty set forth in this Agreement or any related agreement or instrument executed by PhotoMedex hereunder; (b) any material misrepresentation or omission of fact by PhotoMedex in this Agreement or any related agreement or instrument executed by PhotoMedex hereunder, or (iii) all debts, expenses, obligations, claims or liabilities arising with respect to the Assets prior to the Closing Date.

Section 4.              Covenants; Closing Conditions

4.1           Confidentiality. PhotoMedex acknowledges that GlobalMed’s success after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by PhotoMedex and that the preservation of the confidentiality of such information is an essential premise of the bargain between the parties. Accordingly, PhotoMedex will not use any confidential or proprietary information involving or relating to the Assets except for the benefit of GlobalMed.

Further, subject to and in accordance with Exhibit B attached hereto and incorporated herein, any and all information disclosed by either party to the other party will constitute the confidential information of the disclosing party and each party will comply with the confidentiality obligations set forth in Exhibit B.

4.2           Transfer Taxes. PhotoMedex will be responsible for (and will indemnify and hold harmless GlobalMed and its respective directors, officers, employees, affiliates, agents, successors and assigns against) one hundred percent (100%) of any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement.

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4.3           Further Actions and Documents. On GlobalMed’s reasonable request at any time after the Effective Date, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement in accordance with the terms herein. PhotoMedex will not take any action that is designed or intended to have the effect of discouraging any subscriber, licensor, supplier, distributor or customer of PhotoMedex from maintaining the same relationship with GlobalMed after the Effective Date as it maintained prior to the Effective Date.

If GlobalMed is unable for any reason, after reasonable effort, to secure PhotoMedex’ execution of any document needed in connection with the preceding paragraph, PhotoMedex hereby irrevocably designates and appoints GlobalMed and GlobalMed’s duly authorized officers as PhotoMedex’ agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and on PhotoMedex’ behalf solely to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.3 with the same legal force and effect as if executed by PhotoMedex.

4.4           Closing Conditions. GlobalMed’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, either of which may be waived, in writing and in whole or in part, exclusively by GlobalMed in its sole discretion:

4.4.1           The representations and warranties of PhotoMedex set forth in Section 2 above will be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date and, as of the Closing Date, there will not have been any material adverse change affecting the Omnilux Products or any of the Assets.

4.4.2           PhotoMedex’ Board of Directors will have consented in writing to this Agreement and the transactions contemplated hereunder, which consent will be in the form reviewed and approved by GlobalMed.

4.4.3           PhotoMedex will have renewed its registration of all the Omnilux Products with the FDA and provided GlobalMed with evidence of such annual renewal issued or endorsed by the FDA.

4.5           GlobalMed Board Approval. PhotoMedex’ obligation to consummate the transactions contemplated hereby is subject to GlobalMed’s Board of Directors’ consent in writing, on or prior to the Closing Date, to this Agreement and the transactions contemplated hereunder, which consent will be in the form reviewed and approved by GlobalMed under Section 4.4.2 above.

Section 5.              Miscellaneous.

5.1           Entire Agreement. All previous agreements and negotiations made by the parties relating to the subject matter hereof are hereby superseded and this Agreement, including its recital above and Exhibits A and B below, embodies the entire understanding of the parties, there being no terms, conditions or obligations, oral or written, express or implied, other than those contained herein. This Agreement may only be amended by a written document signed by both parties.

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The failure of either party to enforce a provision of this Agreement will not be deemed a waiver of such provision or of the right of such party thereafter to enforce such provision. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, the remaining provisions will remain in full force and effect and, except as otherwise set forth in Section 5.2 below, the parties will negotiate in good faith a substitute valid and enforceable provision that most nearly gives effect to the parties’ intent in entering into this Agreement. Any notice required under this Agreement will be in writing and will be deemed received when delivered by hand, registered or certified mail, courier or express delivery service or email with confirmation of receipt.

5.2           Non-Competition; Non-Solicitation. Until the second anniversary of the Closing Date, throughout the world, PhotoMedex will not, and PhotoMedex will cause its officers, directors, employees, majority shareholders, agents and representatives not to, (i) develop, manufacture, license, commercially exploit and or support any product that competes with any Omnilux Product; (ii) directly or indirectly as owner, shareholder or partner or otherwise, engage in any business that is similar to or competitive with the Omnilux Products; (iii) disparage or defame GlobalMed or tortiously interfere with the contracts or other commercial relationships of GlobalMed with respect to any of the Assets; (iv) recruit or solicit for employment or a contract position, directly or indirectly, or offer to hire or hire any employee, contractor or agent of GlobalMed without GlobalMed’s prior written consent; and (v) solicit or take away, directly or indirectly, or enter into an agreement or other commercial relationship with, any person, entity or business that was a customer or prospective customer for the Omnilux Products without GlobalMed’s prior written consent or directly or indirectly solicit or attempt to induce any customers or prospective customers for the Omnilux Products as of the Closing Date to terminate their respective existing business relationships with Buyer after the Closing Date.

If a court of competent jurisdiction determines that any of the restrictions set forth above is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that jurisdiction.

5.3           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration under the Rules of Arbitration of the American Arbitration Association by one arbitrator appointed in accordance with said rules. If any legal action is necessary or brought in any court or arbitration proceeding, to enforce or interpret the terms of this agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs, and necessary expenses, in addition to any other relief to which such party may be entitled.

5.4           Expenses. Each party to this Agreement will bear and pay all fees, costs and expenses (including legal fees) that have been incurred or that are incurred by or on behalf of such party in connection with this Agreement.

5.5           Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and both of which, when taken together, will constitute one agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

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5.6           Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that neither party may assign this Agreement, in whole or in part, without the other party’s prior written consent. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

5.7           Press Release. Within 30 days after the Closing Date, the parties will issue an agreed press release, announcing that the parties have entered into the Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, effective as of the Effective Date.

PHOTOMEDEX, INC.		THE LOTUS GLOBAL GROUP, INC. DBA
GLOBALMED TECHNOLOGIES CO.

By:	/s/ Dennis McGrath	By:	/s/ Sanders Ergas
	Dennis McGrath, President and CFO		Sanders Ergas, President and CEO

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EXHIBIT A

ASSETS

1.          Any and all information, documentation, materials, Technology and know-how required to manufacture the Omnilux Products and fulfill the Existing Support Obligations (collectively, the “Technical Information”), including the materials identified below:

(i) bills of materials (including components and other raw materials);

(ii) product specifications, including material descriptions, functional descriptions, physical dimensions, engineering and other technical drawings, brand names, parts numbers and contact information of all components, including modules, spare parts, labels and packing materials;

(iii) Omnilux Product documentation in electronic format, including all user and technical manuals; and

(iv) all other technical and manufacturing information, including: (a) Software, schematics, designs, patterns, drawings or other materials pertinent to the most current revision level of manufacturing of the Omnilux Products; (b) copies of all inspection, manufacturing, test and quality control procedures and any other work processes; (c) jig, fixture and tooling designs; (d) manufacturing history files; (e) support documentation; (f) any additional technical information deemed necessary by Buyer to manufacture the Omnilux Products and/or fully exploit the Assets; (g) test reports; and (h) design layouts, including circuit boards or circuitry therein.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, recipes, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

The specific Technical Information, including equipment, that will be provided by PhotoMedex to GlobalMed is listed on Appendix I attached to this Exhibit A and incorporated herein.

2.          All of Seller’s proprietary and/or intellectual property rights in and to the Omnilux Products (including the right to make, use or sell under patent law; to copy, adapt, distribute, display and perform under copyright law; and to use and disclose under trade secret law), including all United States and foreign websites and domain names (including www.omnilux.co.uk. trademarks (registered and unregistered), tradenames, service marks (including, in the case of trademarks, service marks and tradenames, all goodwill appertaining thereto), logos, patents, patent applications, other discoveries and inventions whether or not patented or patentable, trade secrets, technology, know-how, formulae, designs and drawings, computer software (source and object code), programmer notes, software documentation, slogans, copyrights, processes, business methods, operating rights, other licenses and permits, and other similar intangible property and rights relating to the Assets or embodied thereby, and any licenses with respect to any of the foregoing (collectively, “Proprietary Rights”).

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The specific Proprietary Rights that will be transferred and assigned by PhotoMedex to GlobalMed are listed on Appendix II attached to this Exhibit A and incorporated herein.

3.          Promptly following the Closing Date and, in any event, by no later than January 10, 2015, at PhotoMedex’ expense, PhotoMedex will transfer the ownership of its domain name(s) for the Omnilux Products to GlobalMed. Accordingly, PhotoMedex will modify its Whols Registration Record(s) applicable to its domain name to change the Registrant, Technical Contact and Administrative Contact information to GlobalMed and provide GlobalMed with the username(s) and password(s) required to access such Whols Registration Records. In addition, PhotoMedex will transfer (i) all its federal and state trademark registrations specifically identified on Appendix II to GlobalMed and (ii) all telephone numbers used in connection with the Omnilux Products and the Existing Support Obligations. On the Closing Date, PhotoMedex will sign a patent assignment agreement, assigning all its Omnilux Products-related patents to GlobalMed.

4.          Any and all FDA, CE, DEKRA and/or ISO registrations, clearances, certifications, approvals and all other regulatory documents concerning the Omnilux Products. Also, at PhotoMedex’ expense, all other federal, state and local licenses, permits, approvals and authorizations previously granted to PhotoMedex for the Omnilux Products.

The specific regulatory registrations, certifications and approvals that will be transferred and assigned by PhotoMedex to GlobalMed are listed on Appendix III attached to this Exhibit A and incorporated herein.

5.          All agreements, contracts and orders concerning the Omnilux Products, including PhotoMedex’ current manufacturing agreement and all customer agreements, service agreements, supply contracts and other contracts made by PhotoMedex in the ordinary course and all nondisclosure or confidentiality, noncompete, or non-solicitation agreements with employees, consultants and agents of PhotoMedex or with third parties.

The specific agreements, orders and other instruments that will be transferred and assigned by PhotoMedex to GlobalMed are listed on Appendix IV attached to this Exhibit A and incorporated herein.

6.          Current customer lists and registered user lists for the Omnilux Products, including contact information, all mailing lists, prospect databases, supplier lists, vendor data, marketing information and procedures, sales and customer files, current product material, standard forms of documents, manuals of operations or business procedures and other similar procedures and all other information relating to the manufacture, marketing and sale of the Omnilux Products.

All of the specific information described above that will be transferred and assigned by PhotoMedex to GlobalMed are listed on Appendix V attached to this Exhibit A and incorporated herein.

7.          All goodwill associated with the Omnilux tradename, the Omnilux Products and the Omnilux brand;

8.          Any and all inventory of Omnilux Products located at any PhotoMedex facility or at the facility of its contract manufacturer(s); any and all components and raw materials for the manufacture of Omnilux Products located at any PhotoMedex facility or at the facility of its contract manufacturer(s); and any and all manufacturing equipment and related tangible assets for the manufacture and/or servicing of the Omnilux Products, including jigs, fixtures and tooling, wherever located.

The specific inventory and equipment that will be transferred and assigned by PhotoMedex to GlobalMed are listed on Appendix VI attached to this Exhibit A and incorporated herein.

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9.          All causes of action, claims and other rights of every kind of Seller, including the right to sue third parties for past, present and future infringement of any intellectual property or proprietary rights; all rights of PhotoMedex under nondisclosure or confidentiality, non-compete, or non-solicitation agreements with employees, consultants and agents of PhotoMedex or with third parties.

10.         All financial information, accounting and credit books and records, budgets and similar financial documents concerning the Omnilux Products and PhotoMedex’ manufacture, sale and distribution thereof.

The specific financial information that will be transferred and assigned by PhotoMedex to GlobalMed are listed on Appendix VII attached to this Exhibit A and incorporated herein.

11.         All other assets, properties and rights of every kind and nature owned by PhotoMedex or in which PhotoMedex has an interest, whether known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, in each case, to the extent relating to the manufacture, marketing, sale and distribution of the Omnilux Products as currently conducted by PhotoMedex and to GlobalMed’s exploitation of the Assets.

All other assets, properties and rights of every kind that will be transferred and assigned by PhotoMedex to GlobalMed and are not yet listed on an Appendix attached hereto are listed on Appendix VIII attached to this Exhibit A and incorporated herein.

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EXHIBIT B

MUTUAL NONDISCLOSURE ADDENDUM

1.  Each party (the “Disclosing Party,” as applicable) will provide the other party (the “Recipient,” as applicable) with certain confidential and proprietary information, equipment or other materials (collectively, “Confidential Information”), which Confidential Information may include, without limitation, marketing plans, research and development memoranda, prototypes, technical information and other information containing trade secrets and know-how, intellectual property and financial information and which Confidential Information may be disclosed in writing, orally or by inspection of tangible objects. In addition, the existence and terms of the Agreement will be deemed to constitute Confidential Information. However, for the avoidance of any doubt, as of the Effective Date, the Assets will constitute the Confidential Information of GlobalMed and will be protected by PhotoMedex for the sole benefit of GlobalMed. If the Agreement terminates prior to Closing, the previous sentence will be null and void and of no further force and effect; following Closing, Section 6 below will govern in perpetuity.

2.  Recipient will maintain all Confidential Information disclosed hereunder by the Disclosing Party in confidence and will not use or exploit such information or disclose such Information to any third party other than those of its employees, consultants, advisors, agents or representatives with a need to know such Information; provided that each such person or entity must execute or have executed an agreement or be subject to professional rules under which he, she or it is fully bound by the obligations of Recipient hereunder. Recipient will not use or exploit the Confidential Information except as necessary to perform its obligations and exercise its rights under the Agreement. Recipient will not reverse engineer or disassemble any software, equipment or other tangible objects that embody or incorporate the Disclosing Party’s Confidential Information. Recipient will (i) mark any copies as Confidential Information and retain the Disclosing Party’s proprietary notices, (ii) safeguard the Confidential Information with the same degree of care that it uses to protect its own confidential information and in no event less than a reasonable standard of care and (iii) immediately notify the Disclosing Party of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

3.  This Agreement will not apply to any Confidential Information that (i) becomes generally available to the public through no fault or breach of either party hereto or (ii) is required to be disclosed by Recipient as a matter of law or judicial or governmental mandate; provided that Recipient will use all reasonable efforts to provide the Disclosing Party with an opportunity to appear and object to such disclosure.

4.  The Disclosing Party warrants that it has the right to disclose the Confidential Information to Recipient. Except as set forth in the Agreement, including this Exhibit B, the Confidential Information disclosed hereunder remains the property of the Disclosing Party and no license or other rights in or to such Information, including rights under any trade secrets, copyrights or patents, is granted to Recipient hereby. THE CONFIDENTIAL INFORMATION DISCLOSED HEREUNDER IS PROVIDED “AS IS” AND THE DISCLOSING PARTY MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS THEREOF.

5.  Recipient acknowledges that the Disclosing Party will suffer irreparable harm on any unauthorized disclosure of Confidential Information by Recipient. Accordingly, on any breach hereof by Recipient, the Disclosing Party will be entitled to equitable relief, including injunctive relief, in addition to any other remedies it may have at law or in equity.

6.  The Recipient will hold the Disclosing Party’s Confidential Information in confidence in perpetuity. Specifically, PhotoMedex will hold the Assets, including all of PhotoMedex’ Confidential Information, transferred, sold and assigned to GlobalMed under the Agreement in confidence in perpetuity.

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